PRESS RELEASE	EXHIBIT 99

Scripps Networks Interactive reports double-digit revenue growth in the fourth quarter

•	Revenues of $553 million, up 10 percent

•	Segment profit of $257 million, up 14 percent

•	Income from continuing operations of $0.84, compared with $0.73 in the prior year

For immediate release

Feb. 9, 2012

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the fourth quarter 2011.

Consolidated revenues for the quarter increased 10 percent to $553 million from the prior-year period. Results for the three-month period ended Dec. 31 reflect strong double-digit growth in advertising revenue of $394 million, up 11 percent, and affiliate fee revenue of $147 million, up 5.7 percent year-over-year.

Consolidated expenses for the quarter increased 6.1 percent from the prior-year period to $296 million. The increase was attributable to higher programming amortization expense and fees related to the company’s investment in the UKTV partnership.

Fourth-quarter segment profit for the company increased to $257 million, up 14 percent compared with the fourth quarter 2010. (See note 3 for a definition of segment profit).

Fourth-quarter income from continuing operations attributable to Scripps Networks Interactive was $135 million, or $0.84 per share, compared with $123 million, or $0.73 per share, in the fourth quarter 2010.

“The high level of engagement our focused lifestyle networks have created with media consumers, and the value our television and interactive brands deliver to advertisers as preferred marketing platforms, is reflected in the company’s strong fourth-quarter operating results,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “Our consistent track record of double-digit revenue and segment profit growth continued during the three-month period, and contributed to a very good 2011.”

Revenues by network are as follows:

•	Food Network, $204 million, up 15 percent.

•	HGTV, $191 million, up 8.1 percent.

•	Travel Channel, $67.2 million, down 1.4 percent.

•	DIY Network, $26.9 million up 18 percent.

•	Cooking Channel, $17.8 million, up 14 percent.

•	Great American Country (GAC), $6.6 million, down 15 percent.

Revenue from the Lifestyle Media segment’s digital businesses, which includes its network-branded Web sites, was $30.4 million, up 4.1 percent.

Full-year Results

Consolidated operating revenue in 2011 was $2.1 billion, up 10 percent from the prior year. Advertising revenue was $1.4 billion, up 11 percent from the prior year. Affiliate fee revenue was $589 million, up 6.1 percent from the prior year.

Segment profit increased to $977 million, up 17 percent from the prior year.

Consolidated income from continuing operations attributable to Scripps Networks Interactive was $473 million, or $2.86 per share compared with $398 million, or $2.37 per share from the prior year.

2012 Full-year Guidance

The company provided the following outlook for 2012.

Total revenue is expected to increase 8 percent to 10 percent.

Programming expenses are expected to increase 13 percent to 15 percent to help drive increased viewership across all of the company’s networks.

Non-programming expenses are expected to increase 10 to 12 percent. This increase is related to the company’s marketing strategy to increase viewership across its networks. It also includes accelerated investments in developing international, interactive and digital businesses.

Other items

•	Depreciation and amortization, $100 million to $110 million.

•	Interest expense, $45 million to $50 million.

•	Effective tax rate, 30 percent to 32 percent.

•	Noncontrolling share of net income, $170 million to $180 million.

•	Capital expenditures, $60 million to $70 million.

2

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EST today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 800-230-1951 (U.S.) or 612-332-0335 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “Fourth Quarter Earnings Call,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. EST Feb. 9 until 11:59 p.m. EST Feb. 23. The domestic number to access the replay is 800-475-6701 and the international number is 320-365-3844. The access code for both numbers is 233451. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2010 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Mike Gallentine, Scripps Networks Interactive Inc., 865-560-4473

E-mail: m.gallentine@scrippsnetworks.com

3

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended December 31,			Twelve months ended December 31,
(in thousands, except per share data)	2011	2010	Change	2011	2010	Change
Operating revenues	$553,489	$505,291	9.5%	$2,072,048	$1,882,693	10.1%
Costs and expenses	(296,030)	(279,073)	6.1%	(1,094,767)	(1,047,553)	4.5%
Depreciation and amortization of intangible assets	(23,609)	(21,747)	8.6%	(90,080)	(91,351)	(1.4)%
Gains (losses) on disposal of property and equipment	(666)	(250)		(603)	(1,511)	(60.1)%

Operating income	233,184	204,221	14.2%	886,598	742,278	19.4%
Interest expense	(9,773)	(8,621)	13.4%	(36,121)	(35,167)	2.7%
Equity in earnings of affiliates	20,094	8,644		49,811	30,126	65.3%
Miscellaneous, net	6,316	(922)		(17,188)	(1,576)

Income from continuing operations before income taxes	249,821	203,322	22.9%	883,100	735,661	20.0%
Provision for income taxes	(71,586)	(55,388)	29.2%	(246,452)	(219,427)	12.3%

Income from continuing operations, net of tax	178,235	147,934	20.5%	636,648	516,234	23.3%
Income (loss) from discontinued operations, net of tax	—	7,451		(61,252)	12,775

Net income	178,235	155,385	14.7%	575,396	529,009	8.8%
Net income attributable to noncontrolling interests	(43,234)	(24,772)	74.5%	(163,838)	(118,037)	38.8%

Net income attributable to SNI	$135,001	$130,613	3.4%	$411,558	$410,972	0.1%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.84	$0.73		$2.86	$2.37
Income (loss) from discontinued operations attributable to SNI common shareholders	0.00	0.04		(0.37)	0.08

Net income attributable to SNI common shareholders per diluted share of common stock	$0.84	$0.77		$2.49	$2.45

Weighted average diluted shares outstanding	160,399	169,220		165,572	168,009

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2011	December 31, 2010
(in thousands, except per share data)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$760,092	$549,897
Accounts and notes receivable (less allowances: 2011- $5,000; 2010- $4,788)	553,022	505,392
Programs and program licenses	336,305	271,204
Assets of discontinued operations		262,268
Other current assets	66,549	82,114

Total current assets	1,715,968	1,670,875
Investments	455,267	48,536
Property and equipment, net	219,845	214,131
Goodwill	510,484	510,484
Other intangible assets, net	556,095	598,080
Programs and program licenses (less current portion)	299,089	252,522
Unamortized network distribution incentives	46,239	82,339
Other non-current assets	158,683	11,465

Total Assets	$3,961,670	$3,388,432

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,482	$9,672
Program rights payable	50,402	26,256
Customer deposits and unearned revenue	52,814	27,125
Employee compensation and benefits	49,920	47,902
Accrued marketing and advertising costs	6,838	7,277
Liabilities of discontinued operations		44,046
Other accrued liabilities	60,443	61,797

Total current liabilities	232,899	224,075
Deferred income taxes	100,002	81,960
Long-term debt	1,383,945	884,395
Other liabilities (less current portion)	148,429	117,708

Total liabilities	1,865,275	1,308,138

Redeemable noncontrolling interests	162,750	158,148

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par—authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A—authorized: 240,000,000 shares; issued and outstanding: 2011—122,828,359 shares; 2010—133,288,144 shares	1,228	1,332
Voting—authorized: 60,000,000 shares; issued and outstanding: 2011—34,317,173 shares; 2010—34,359,113 shares	343	344

Total	1,571	1,676
Additional paid-in capital	1,346,429	1,371,050
Retained earnings	364,073	414,972
Accumulated other comprehensive income (loss)	(33,347)	(11,525)

Total SNI shareholders’ equity	1,678,726	1,776,173
Noncontrolling interest	254,919	145,973

Total equity	1,933,645	1,922,146

Total Liabilities and Equity	$3,961,670	$3,388,432

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve months ended December 31,
	2011	2010
(in thousands)	(unaudited)
Cash Flows from Operating Activities:
Net income	$575,396	$529,009
Loss (income) from discontinued operations	61,252	(12,775)

Income from continuing operations, net of tax	636,648	516,234
Depreciation and intangible assets amortization	90,080	91,351
Amortization of network distribution costs	42,353	34,002
Program amortization	429,935	400,835
Equity in earnings of affiliates	(49,811)	(30,126)
Program payments	(521,243)	(393,539)
Capitalized network distribution incentives	(6,872)	(45,881)
Dividends received from equity investments	39,420	29,194
Deferred income taxes	34,300	(14,098)
Stock and deferred compensation plans	26,920	23,556
Changes in certain working capital accounts:
Accounts receivable	(48,029)	(96,974)
Other assets	628	393
Accounts payable	2,806	(16,449)
Accrued employee compensation and benefits	39	9,231
Accrued income taxes	21,497	(70,870)
Other liabilities	23,131	8,493
Other, net	(6,140)	3,227

Cash provided by (used in) continuing operating activities	715,662	448,579
Cash provided by (used in) discontinued operating activities	13,253	38,917

Cash provided (used in) by operating activities	728,915	487,496

Cash Flows from Investing Activities:
Additions to property and equipment	(54,113)	(54,785)
Purchase of long-term investments	(402,217)	(1,225)
Purchase of note receivable due from UKTV	(137,308)
Purchase of noncontrolling interests	(3,400)	(14,400)
Other, net	1,881	1,409

Cash provided by (used in) continuing investing activities	(595,157)	(69,001)
Cash provided by (used in) discontinued investing activities	141,786	(22,176)

Cash provided by (used in) investing activities	(453,371)	(91,177)

Cash Flows from Financing Activities:
Proceeds from long-term debt	599,390
Payments on long-term debt	(100,000)
Dividends paid	(61,788)	(50,080)
Dividends paid to noncontrolling interest	(70,500)	(111,703)
Noncontrolling interest capital contribution	52,804
Repurchase of Class A common stock	(500,048)
Proceeds from stock options	24,491	65,230
Other, net	(10,075)	(4,729)

Cash provided by (used in) financing activities	(65,726)	(101,282)

Effect of exchange rate changes on cash and cash equivalents	377	490

Increase (decrease) in cash and cash equivalents	210,195	295,527
Cash and cash equivalents:
Beginning of year	549,897	254,370

End of period	$760,092	$549,897

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$32,847	$20,011
Income taxes paid	184,114	294,702

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

UKTV – In August 2011, the Company announced that SNI would be acquiring a 50-percent equity interest in UKTV for £239 million and £100 million to acquire the outstanding preferred stock and debt due to Virgin Media, Inc. from UKTV. To minimize the cash flow volatility resulting from British Pound to U.S. dollar currency exchange rate changes, we subsequently entered into foreign currency forward contracts that effectively set the U.S. dollar value for the transaction. We settled these foreign currency exchange forward contracts around the September 30, 2011 closing of the transaction and recognized losses from the contracts totaling $25.3 million. These losses reported within the “Miscellaneous” caption in our consolidated statements of operations reduced year-to-date net income attributable to SNI $15.7 million, $.10 per share.

Operating results in 2011 include transaction related costs of $6.5 million associated with our acquisition of a 50-percent equity interest in UKTV. Net income attributable to SNI was decreased $4.0 million, $.02 per share.

Income Tax Adjustments – Our tax provision in the fourth quarter of 2011 includes a favorable tax adjustment primarily attributed to expiring statutes of limitations in certain tax jurisdictions and the related reduction of our liability for uncertain tax positions. Net income attributable to SNI was increased $10.5 million, $.07 per share. In the third quarter of 2011, we recorded $14.5 million of favorable income tax adjustments attributed to reaching agreements with certain tax authorities for positions taken in prior period returns and adjustments to foreign income items, state apportionment factors and credits reflected in our filed tax returns. These 2011 income tax adjustments increased year-to-date net income attributable to SNI by $25.0 million, $.15 per share.

During the fourth quarter of 2010, we reached agreement with certain state tax authorities on income tax positions taken in our prior period tax returns. The settlements and related reduction of our liability for uncertain tax positions provided an income tax benefit of $15.7 million in the fourth quarter, increasing net income attributable to SNI by $.09 per share. Our third quarter 2010 tax provision also included a favorable $4.3 million adjustment attributed to changes in both estimated foreign tax credits and state apportionment factors reflected in our filed tax returns. These 2010 income tax adjustments increased year-to-date net income attributable to SNI by $20.0 million, $.12 per share.

Food Network Partnership noncontrolling interest – During 2010 we completed the rebranding of the Fine Living Network (“FLN”) to the Cooking Channel and subsequently contributed the membership interest of the Cooking Channel to the Food Network Partnership (the “Partnership”) in August of 2010. In accordance with the terms of the Partnership agreement, the noncontrolling interest owner was required to make a pro-rata capital contribution to maintain its proportionate interest in the Partnership. At the close of our 2010 fiscal year, the noncontrolling owner had not made the required $52.8 million contribution and as a result its ownership interest in the Partnership was diluted from 31 percent to 25 percent. Accordingly, following the Cooking Channel contribution, profits were allocated to the noncontrolling owner at its reduced ownership percentage, reducing net income attributed to noncontrolling interest by $8.0 million in the fourth quarter of 2010. Net income attributable to SNI in 2010 was increased $4.7 million, $.03 per share.

In February 2011, the noncontrolling owner made the $52.8 million pro-rata contribution to the Partnership and its ownership interest was returned to the pre-dilution percentage as if this pro-rata contribution had been made as of the date of the Cooking Channel contribution. The retroactive impact from restoring the noncontrolling owner’s interest in the Partnership increased net income attributed to noncontrolling interest $8.0 million in the first quarter of 2011. Year-to-date net income attributable to SNI in 2011was decreased $4.7 million, $.03 per share.

Travel Channel and other costs – Operating results in the fourth quarter of 2010 include $2.3 million of transition costs following our acquisition of a controlling interest in the Travel Channel in December of 2009. Net income attributable to SNI for the fourth quarter of 2010 was reduced $0.9 million, $.01 per share.

For the year-to-date period of 2010, these Travel Channel transition costs were $29.9 million. Year-to-date operating results in 2010 also include $11.0 million of marketing and legal expenses incurred to support the company’s affiliate agreement renewal negotiations for Food Network and HGTV. These items reduced year-to-date net income attributable to SNI $17.8 million, $.11 per share.

2. DISCONTINUED OPERATIONS

During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling approximately $160 million upon finalizing the sale of the business on May 31, 2011. The Shopzilla business’ assets, liabilities and results of operations have been retrospectively presented as discontinued operations within our consolidated financial statements for all periods.

	$67,750	$67,750	$67,750	$67,750
(in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Operating revenues	$—	$67,750	$87,492	$184,469

Income (loss) from discontinued operations, before tax:
Shopzilla:
Income (loss) from operations	$—	$12,120	$(2,468)	$4,243
Loss from divestiture	—	—	(54,827)	—

Total Shopzilla	—	12,120	(57,295)	4,243
uSwitch	—	—	—	714

Income (loss) from discontinued operations, before tax	—	12,120	(57,295)	4,957
Income tax expense (benefit)	—	4,669	3,957	(7,818)

Income (loss) from discontinued operations, net of tax	$—	$7,451	$(61,252)	$12,775

Discontinued operations in 2011 reflect a loss on divestiture of $54.8 million related to the sale of the Shopzilla business. No income tax benefit related to the capital losses attributed to the sale has been recognized. Net income attributable to SNI was decreased $.33 per share. If Shopzilla achieves certain performance targets in 2012, we will receive $5 million in contingent cash consideration.

The income tax benefit recorded in 2010 includes a reduction in the valuation allowance on the deferred tax asset resulting from the sale of our uSwitch business in December of 2009. The reduction in the valuation allowance is attributed to the partial utilization of the uSwitch capital loss against capital gains that were generated in periods prior to the Company’s separation from The E. W. Scripps Company (“E. W. Scripps”). In accordance with the tax allocation agreement with E. W. Scripps, we were notified in the second quarter of 2010 that these capital gains were available for use by SNI. The income tax benefit increased income from discontinued operations $9.3 million. Net income attributable to SNI was increased $.06 per share.

3. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segment, Lifestyle Media, is a strategic business that offers different products and services.

Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country (“GAC”). Lifestyle Media also includes websites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. The Food Network and Cooking Channel are included in the Food Network Partnership of which we own approximately 69%. We also own 65% of Travel Channel. Each of our networks is distributed by cable and satellite distributors and telecommunication service providers.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Refer to Note 5—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments and a reconciliation to our results of operations is as follows:

	Three months ended December 31,			Twelve months ended December 31,

(in thousands)	2011	2010	Change	2011	2010	Change
Segment operating revenues:
Lifestyle Media	$547,867	$500,981	9.4%	$2,045,030	$1,867,228	9.5%
Corporate/intersegment eliminations	5,622	4,310	30.4%	27,018	15,465	74.7%

Total operating revenues	$553,489	$505,291	9.5%	$2,072,048	$1,882,693	10.1%

Segment profit (loss):
Lifestyle Media	$280,729	$247,888	13.2%	$1,049,934	$903,572	16.2%
Corporate	(23,270)	(21,670)	7.4%	(72,653)	(68,432)	6.2%

Total segment profit	257,459	226,218	13.8%	977,281	835,140	17.0%
Depreciation and amortization of intangible assets	(23,609)	(21,747)	8.6%	(90,080)	(91,351)	(1.4)%
Gains (losses) on disposal of property and equipment	(666)	(250)		(603)	(1,511)	(60.1)%
Interest expense	(9,773)	(8,621)	13.4%	(36,121)	(35,167)	2.7%
Equity in earnings of affiliates	20,094	8,644		49,811	30,126	65.3%
Miscellaneous, net	6,316	(922)		(17,188)	(1,576)

Income from continuing operations before income taxes	$249,821	$203,322	22.9%	$883,100	$735,661	20.0%

Corporate includes the results of the lifestyle-oriented channels we operate in Europe, the Middle East, Africa and Asia, operating results from the international licensing of our national networks’ programming, and the costs associated with our international expansion initiatives.

Our continued investment in international expansion initiatives increased the segment loss at corporate by $3.1 million in the fourth quarter of 2011 and $7.4 million for the year-to-date period of 2011 compared with $3.9 million in the fourth quarter of 2010 and $11.3 million for the year-to-date period of 2010.

Corporate costs in 2011 also include transaction related costs of $6.5 million that were associated with our acquisition of a 50-percent equity interest in UKTV.

4. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time on our national television networks, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated websites.

Supplemental information for Lifestyle Media is as follows:

	000.000	000.000	000.000	000.000	000.000	000.000
	Three months ended			Twelve months ended
	December 31,			December 31,
(in thousands)	2011	2010	Change	2011	2010	Change
Operating revenues by brand:

Food Network	$204,066	$177,957	14.7%	$745,605	$663,530	12.4%
HGTV	190,576	176,335	8.1%	731,769	685,237	6.8%
Travel Channel	67,174	68,102	(1.4)%	262,055	248,510	5.5%
DIY	26,915	22,839	17.8%	102,995	87,140	18.2%
Cooking Channel/FLN (1)	17,829	15,656	13.9%	65,610	55,281	18.7%
GAC	6,581	7,735	(14.9)%	25,004	30,267	(17.4)%
Digital Businesses	30,420	29,223	4.1%	101,890	90,216	12.9%
Other	4,416	3,821	15.6%	10,928	9,133	19.7%
Intrasegment eliminations	(110)	(687)		(826)	(2,086)

Operating revenues by type:

Advertising	$392,615	$352,804	11.3%	$1,430,144	$1,287,956	11.0%
Network affiliate fees, net	145,361	138,007	5.3%	582,178	551,424	5.6%
Other	9,891	10,170	(2.7)%	32,708	27,848	17.5%

Subscribers (2):

Food Network				99,600	100,100	(0.5)%
HGTV				98,900	99,400	(0.5)%
Travel Channel				94,900	95,600	(0.7)%
DIY				56,500	53,500	5.6%
Cooking Channel/FLN (1)				58,200	57,100	1.9%
GAC				62,200	59,300	4.9%

(1)	The Cooking Channel, a replacement for FLN, premiered on May 31, 2010.

(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

5. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit. A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2011	2010	2011	2010
Operating income	$233,184	$204,221	$886,598	$742,278
Depreciation and amortization of intangible assets:
Lifestyle Media	23,099	21,233	88,030	89,469
Corporate	510	514	2,050	1,882
Losses (gains) on disposal of property and equipment:
Lifestyle Media	532	250	469	1,511
Corporate	134		134

Total segment profit	$257,459	$226,218	$977,281	$835,140

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2011	2010	2011	2010
Segment profit	$257,459	$226,218	$977,281	$835,140
Income taxes paid	(46,732)	(81,109)	(184,114)	(294,702)
Interest paid	(158)	(256)	(32,847)	(20,011)
Working capital and other	(27,099)	(7,973)	(44,658)	(71,848)

Cash provided by continuing operating activities	183,470	136,880	715,662	448,579
Dividends paid to noncontrolling interest	(11,824)	(15,047)	(70,500)	(111,703)
Additions to property and equipment	(16,758)	(19,130)	(54,113)	(54,785)

Free cash flow	$154,888	$102,703	$591,049	$282,091

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.